Exhibit 99.1

AST SpaceMobile to Provide Quarterly Business Update on May 15, 2023 and Provides Preliminary Financial Results for First Quarter 2023

MIDLAND, TX, April 26, 2023 – AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by standard mobile phones, today announced it will hold a quarterly business update conference call on Monday, May 15th at 5:00 p.m. (Eastern Time). The company is also providing its preliminary estimated financial results for the first quarter ended March 31, 2023.

AST SpaceMobile will be accepting questions from retail and institutional shareholders and management will answer select questions relating to AST SpaceMobile’s business and financial results on the conference call. Investors are encouraged to submit questions to investors@ast-science.com and will also be added to our Investor Relations mailing list.

The call will be accessible via a live webcast on the Events page of AST SpaceMobile’s Investor Relations website at https://ast-science.com/investors/. An archive of the webcast will be available shortly after the call.

First Quarter 2023 Preliminary Estimated Financial Results

●	We ended the first quarter with cash and cash equivalents and restricted cash of approximately $185.7 million

●	We expect our total operating expenses including certain non-recurring development and engineering expenses to be between $43.5 and $45.5 million for the first quarter of 2023, including $3.7 to $4.7 million of depreciation and amortization and stock-based compensation expense

●	As of March 31, 2023, we have incurred approximately $92.5 million of capitalized costs (including launch costs and non-recurring engineering costs) related to the assembly, testing and deployment of the BlueWalker 3 (“BW3”) satellite

●	As of March 31, 2023, we have incurred approximately $66.5 million of capitalized property and equipment costs related to the development of assembly, integration, and test facilities in Texas, as well as satellite related purchases including assembly equipment, direct materials and antennas

Our unaudited condensed consolidated financial statements for the three months ended March 31, 2023 are not yet available. The preliminary estimated financial results are management estimates based on currently available information and subject to completion of financial closing procedures as of and for the three months ended March 31, 2023. As a result, our actual results may vary materially from the preliminary estimated financial results included herein and will not be publicly available until we file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. These estimates constitute “forward-looking statements” as described in “Forward-Looking Statements” below. Our independent registered public accounting firm, KPMG LLP, has not reviewed, or performed any procedures with respect to these preliminary estimated financial results.

About AST SpaceMobile

AST SpaceMobile is building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today’s five billion mobile subscribers and finally bring broadband to the billions who remain unconnected. For more information, follow AST SpaceMobile on YouTube, Twitter, LinkedIn and Facebook. Watch this video for an overview of the SpaceMobile mission.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results of AST SpaceMobile to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside AST SpaceMobile’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) expectations regarding AST SpaceMobile’s strategies and future financial performance, including AST’s future business plans or objectives, expected functionality of the SpaceMobile Service, anticipated timing and results of the BW3 test satellite tests, anticipated timing and level of deployment of satellites, anticipated demand and acceptance of mobile satellite services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and AST’s ability to invest in growth initiatives; (ii) the negotiation of definitive agreements with mobile network operators relating to the SpaceMobile service that would supersede preliminary agreements and memoranda of understanding; (iii) the ability of AST SpaceMobile to grow and manage growth profitably and retain its key employees and AST SpaceMobile’s responses to actions of its competitors and its ability to effectively compete; (iv) changes in applicable laws or regulations; (v) the possibility that AST SpaceMobile may be adversely affected by other economic, business, and/or competitive factors; (vi) the outcome of any legal proceedings that may be instituted against AST SpaceMobile; and (vii) other risks and uncertainties indicated in the Company’s filings with the SEC, including those in the Risk Factors section of AST SpaceMobile’s Form 10-K filed with the SEC on March 31, 2023.

The ongoing testing of the BW3 satellite may not be completed due to a variety of factors, which could include loss of satellite connectivity, destruction of the satellite, or other communication failures, and even if completed, the BW3 testing may indicate adjustments that are needed or modifications that must be made, any of which could result in additional costs, which could be material, and delays in commercializing our service. If there are delays or issues with additional testing, it may become more costly to raise capital, if we are able to do so at all.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors incorporated by reference into AST SpaceMobile’s Form 10-K filed with the SEC on March 31, 2023. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:

Scott Wisniewski

investors@ast-science.com

Media Contact:

Allison+Partners

Eva Murphy Ryan

917-547-7289

AstSpaceMobile@allisonpr.com